As filed with the Securities and Exchange Commission on February 22, 2011

Registration No. 333-172215

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PANDORA MEDIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7370	94-3352630
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph Kennedy

Chief Executive Officer and President

Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Martin A. Wellington Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000	Delida Costin Pandora Media, Inc. 2101 Webster Street, Suite 1650 Oakland, CA 94612 (510) 451-4100	Jeffrey D. Saper Michael Nordtvedt Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1, or the Form S-1, of Pandora Media, Inc. is being filed solely for the purpose of adding Exhibits to the original filing of the Form S-1, filed on February 11, 2011. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Form S-1 and accordingly such prospectus is not reproduced in this Amendment No. 1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses, other than underwriting commissions, we expect to incur in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Amount To Be Paid
Securities and Exchange Commission Registration fee		$11,610
FINRA Filing fee		10,500
Listing fee		*
Transfer agent’s fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Each of the amounts set forth above, other than the Registration fee and the FINRA filing fee, is an estimate.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the Delaware General Corporation Law. Section 145(e) of the Delaware General Corporation Law further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation that will be in effect upon the closing of this offering will provide that we will indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws that will be in effect upon the closing of this offering will further provide for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation that will be in effect upon the closing of this offering will provide that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the Delaware General Corporation Law, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

We also intend to maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of our certificate of incorporation.

In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our certificate of incorporation or bylaws.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

On December 28, 2010, we issued common stock, redeemable convertible preferred stock, options to purchase common stock and warrants to purchase redeemable convertible preferred stock to stockholders, option holders and warrant holders of Pandora Media, Inc., a California corporation and our sole stockholder, in connection with our reincorporation in Delaware. Such transaction was not a “sale” within the meaning of Section 2(3) of the Securities Act because it fit within the exemption under Rule 145(a)(2) of the Securities Act. The following sets forth information regarding all securities sold by our California predecessor since February 1, 2008 through the date of such reincorporation and all securities sold by us since such reincorporation, in each case, without registration under the Securities Act. For purposes of the discussion below, “we” refers to both us and our California predecessor.

1.	On January 27, 2011, we issued 1,210,191 shares of our common stock for aggregate consideration for aggregate consideration of $3,799,999.74 to accredited investors.

2.	On July 21, 2010, we issued 50,000 shares of common stock as compensation to a consultant pursuant to our obligations under an engagement letter.

3.	On May 10, 2010, we sold and issued 8,129,338 shares of Series G redeemable convertible preferred stock for aggregate consideration of $22,249,998.15 to accredited investors.

4.	On March 18, 2010, we issued 124,470 shares of Series B redeemable convertible preferred stock at a purchase price of $0.3766 per share to an accredited investor pursuant to our obligations under a warrant agreement.

5.	Between July 9, 2009 and October 20, 2009, we sold and issued 45,833,082 shares of Series F redeemable convertible preferred stock for aggregate consideration of $35,497,722.09 to accredited investors.

6.	On September 4, 2009, we issued a warrant to purchase 154,938 shares of Series F redeemable convertible preferred stock for an aggregate exercise price of $119,999.48, subject to certain adjustments, to a venture capital fund. The warrant may be exercised at any time prior to its termination date, which is the earlier of September 4, 2016 or a “public acquisition” as defined in the warrant.

7.	On January 16, 2009, we sold and issued 8,639,737 shares of Series E redeemable convertible preferred stock for aggregate consideration of $14,693,603.40 to accredited investors upon conversion of convertible notes for the Series E redeemable convertible preferred stock held by such investors.

8.	From February 1, 2008 to January 31, 2011, we granted to our directors, officers, employees and consultants options to purchase 24,329,119 shares of our common stock with per share exercise prices ranging from $0.16 to $3.14 under our 2004 Stock Plan, as amended.

9.	From February 1, 2008 to January 31, 2011, we issued to our directors, officers, employees and consultants an aggregate of 7,192,431 shares of our common stock at exercise prices ranging from $0.04 to $3.14 pursuant to exercises of options granted under our 2004 Stock Plan, as amended.

10.	From February 1, 2008 to January 31, 2011, we issued to our directors, officers, employees and consultants an aggregate of 328,186 shares of our common stock at an exercise price of $0.40 pursuant to exercises of options granted under our 2000 Stock Incentive Plan, as amended.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Acts as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of the offering.

3.2*	Form of Amended and Restated Bylaws to be effective upon completion of the offering.

4.1*	Form of Common Stock Certificate.

4.2	Fifth Amended and Restated Investor Rights Agreement, by and among Pandora Media, Inc. and the investors listed on Exhibit A thereto, dated May 20, 2010, as amended.

5.1*	Form of Opinion of Davis Polk & Wardwell LLP.

10.1*†	2011 Long Term Incentive Plan and Form of Stock Option Agreement under 2011 Long Term Incentive Plan to be effective upon completion of the offering.

10.2*†	2011 Corporate Incentive Plan.

10.3†	2004 Stock Plan, as amended, and Forms of Stock Option Agreement and Restricted Stock Purchase Agreement under 2004 Stock Plan.

10.4†	2000 Stock Incentive Plan, as amended, and Forms of NSO Stock Option Agreement and ISO Stock Option Agreement under 2000 Stock Plan.

10.5†	Form of Indemnification Agreement by and between Pandora Media, Inc. and each of its executive officers and its directors not affiliated with an investment fund.

10.5A†	Form of Indemnification Agreement by and between Pandora Media, Inc. and each of its directors affiliated with an investment fund.

10.6†	Offer Letter with Joseph Kennedy, dated July 7, 2004.

10.7†	Employment Agreement with Tim Westergren, dated April 28, 2004.

10.8†	Offer Letter with Steven Cakebread, dated February 23, 2010.

10.9†	Offer Letter with Thomas Conrad, dated November 12, 2004.

10.10†	Offer Letter with John Trimble, dated February 18, 2009.

10.11†	Offer Letter with Delida Costin, dated February 19, 2010.

10.12	Office Lease between CIM/Oakland Center 21, LP and Pandora Media, Inc., dated July 23, 2009.

10.12A	First Amendment to Lease between CIM/Oakland Center 21, LP and Pandora Media, Inc., dated April 13, 2010.

10.12B	Second Amendment to Lease between CIM/Oakland Center 21, LP and Pandora Media, Inc., dated June 16, 2010.

10.13	Web Site Performance Agreement by and between Broadcast Music, Inc. and Savage Beast Technologies, Inc., dated June 30, 2005.

10.14	License Agreement by and between SESAC and Pandora Media, Inc., dated July 1, 2007.

10.15	Notice of Election for Rates and Terms for PurePlay Webcasters 2011 License Period from Pandora Media, Inc. to SoundExchange.

10.16	Amended and Restated Loan and Security Agreement by and between Bridge Bank, National Association and Pandora Media, Inc., dated September 10, 2009.

23.1**	Consent of Ernst & Young LLP, independent registered public accounting firm.

Exhibit Number	Exhibit Description

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (see page II-6 to this registration statement).

*	To be filed by amendment.
**	Previously filed.
†	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on February 22, 2011.

PANDORA MEDIA, INC.

By:		/s/ Joseph Kennedy
	Name:	Joseph Kennedy
	Title:	Chief Executive Officer, President and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Kennedy Joseph Kennedy	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	February 22, 2011

/s/ Steven Cakebread Steven Cakebread	Chief Financial Officer (Principal Financial and Accounting Officer)	February 22, 2011

* Peter Chernin	Director	February 22, 2011

* James M. P. Feuille	Director	February 22, 2011

* Peter Gotcher	Director	February 22, 2011

* Robert Kavner	Director	February 22, 2011

* Larry Marcus	Director	February 22, 2011

* Barry McCarthy	Director	February 22, 2011

* David Sze	Director	February 22, 2011

* Tim Westergren	Director	February 22, 2011

*By:	/s/ Joseph Kennedy
Joseph Kennedy
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of the offering.

3.2*	Form of Amended and Restated Bylaws to be effective upon completion of the offering.

4.1*	Form of Common Stock Certificate.

4.2	Fifth Amended and Restated Investor Rights Agreement, by and among Pandora Media, Inc. and the investors listed on Exhibit A thereto, dated May 20, 2010, as amended.

5.1*	Form of Opinion of Davis Polk & Wardwell LLP.

10.1*†	2011 Long Term Incentive Plan and Form of Stock Option Agreement under 2011 Long Term Incentive Plan to be effective upon completion of the offering.

10.2*†	2011 Corporate Incentive Plan.

10.3†	2004 Stock Plan, as amended, and Forms of Stock Option Agreement and Restricted Stock Purchase Agreement under 2004 Stock Plan.

10.4†	2000 Stock Incentive Plan, as amended, and Forms of NSO Stock Option Agreement and ISO Stock Option Agreement under 2000 Stock Plan.

10.5†	Form of Indemnification Agreement by and between Pandora Media, Inc. and each of its executive officers and its directors not affiliated with an investment fund.

10.5A†	Form of Indemnification Agreement by and between Pandora Media, Inc. and each of its directors affiliated with an investment fund.

10.6†	Offer Letter with Joseph Kennedy, dated July 7, 2004.

10.7†	Employment Agreement with Tim Westergren, dated April 28, 2004.

10.8†	Offer Letter with Steven Cakebread, dated February 23, 2010.

10.9†	Offer Letter with Thomas Conrad, dated November 12, 2004.

10.10†	Offer Letter with John Trimble, dated February 18, 2009.

10.11†	Offer Letter with Delida Costin, dated February 19, 2010.

10.12	Office Lease between CIM/Oakland Center 21, LP and Pandora Media, Inc., dated July 23, 2009.

10.12A	First Amendment to Lease between CIM/Oakland Center 21, LP and Pandora Media, Inc., dated April 13, 2010.

10.12B	Second Amendment to Lease between CIM/Oakland Center 21, LP and Pandora Media, Inc., dated June 16, 2010.

10.13	Web Site Performance Agreement by and between Broadcast Music, Inc. and Savage Beast Technologies, dated June 30, 2005.

10.14	License Agreement by and between SESAC and Pandora Media, Inc., dated July 1, 2007.

10.15	Notice of Election for Rates and Terms for PurePlay Webcasters 2011 License Period from Pandora Media, Inc. to SoundExchange.

10.16	Amended and Restated Loan and Security Agreement by and between Bridge Bank, National Association and Pandora Media, Inc., dated September 10, 2009.

23.1**	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (see page II-6 to this registration statement).

*	To be filed by amendment.
**	Previously filed.
†	Indicates management contract or compensatory plan.